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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                    Securities and Exchange Act of 1934
         Date of Report (date of earliest event reported) May 29, 1998

                            NORTH COAST ENERGY, INC.
             (Exact name of registrant as specified in its charter)
                         Commission File Number 0-18691

                      Delaware                    34-1594000
         (State or other jurisdiction of incorporation or organization)
                      (IRS Employer Identification Number)


                                1993 Case Parkway
                           Twinsburg, Ohio 44087-2343
                    (Address of principal executive offices)


        Registrants telephone number, including area code: (330) 425-2330


         ITEM 2.  Acquisition or Disposition of Assets
                  ------------------------------------

         Effective May 29, 1998, North Coast Energy, Inc. (the "Company" or "North Coast") acquired the assets of Kelt Ohio, Inc., headquartered in Cambridge, Ohio. The acquisition was made pursuant to a Purchase and Sale Agreement dated April 8, 1998 as amended May 12, 1998. The purchase price for the acquired assets was $16 million. The acquired assets approximately 900 natural gas and oil wells and Kelt's brine disposal facilities, drilling and service rigs, natural gas compressors and gas gathering systems, and a large inventory of oilfield service equipment and supplies. The purchase price was negotiated at arms-length by the parties.

         The acquisition increases by approximately 180%, the Company's proved reserves to 52 Bcfe and increases the discounted present value of the Company's reserves by 140% to $35 million at March 31, 1998.

         The Company funded the acquisition using cash and an increase in its existing line of credit. Approximately $15 million of the $16 million purchase price was financed under a recently expanded credit facility with the remaining amount paid in cash. The amended credit facility expands the Company's credit line to $25 million. Under certain circumstances payments or a portion of the outstanding facility can be accelerated. Availability and the credit agreement are reduced to $1.2 million as of June 8, 1998.

         The foregoing description of the above described action is qualified in its entirety by reference to the exhibits filed herein.

ITEM 7.      Financial Statements and Exhibits.
             ----------------------------------

         (a)      To be filed by amendment pursuant to the provisions of Item
                  7(a)(4).

         (b)      To be filed by amendment pursuant to the provisions of Item
                  7(a)(4).

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         (c)      Exhibits
                  --------

         a) Purchase and Sale Agreement dated April 8, 1998 between Kelt Ohio, Inc., and North Coast Energy, Inc.

         b) Ratification and Amendment to Purchase and Sale Agreement dated May 12, 1998 between Kelt Ohio, Inc., and North Coast Energy, Inc.

         c) First Amendment to Credit Agreement and Promissory Note dated May 29, 1998 between ING (U.S.) Capital Corporation and North Coast Energy, Inc.

         d) Press Release issued by North Coast Energy, Inc. on Monday, June 1, 1998.


SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.


NORTH COAST ENERGY, INC.



By /s/ Tim Wagers
   -------------------------
      Tim Wagers
      Chief Financial Officer




June 12, 1998